EXHIBIT 11.1

CONSENT OF INDEPENDENT AUDITOR

We consent to the use, in this Form 1-K, of our independent auditor’s report dated July 25, 2023, with respect to the audited balance sheets of Eco Allies Inc. as of March 31, 2023 and March 31, 2022, and the related statements of operations, changes in stockholders’ deficit, and cash flows for the years ended March 31, 2023 and March 31 2022, and the related notes to the financial statements.

Very truly yours,

Assurance Dimensions

/s/ Assurance Dimensions

Tampa, Florida

July 25, 2023